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                                                                   EXHIBIT 99.1


                              NONSTATUTORY STOCK OPTION

[       ], Optionee:

    Coinstar, Inc. (the "Company") has this day granted to you, the optionee named above, an option to purchase shares of the Series B Preferred stock of the Company ("Preferred Stock"). This option is not intended to qualify and will not be treated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

    The grant hereunder is in connection with and in furtherance of the Company's compensatory benefit plan for participation of the Company's employees (including officers), directors or consultants and is intended to comply with the provisions of Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

    The details of your option are as follows:

    1.   The total number of shares of Preferred Stock subject to this option
is [     ].  This option shall be exercisable immediately.

    2. (a) The exercise price of this option is $4.00 per share, being not less than the fair market value of the Preferred Stock on the date of grant of this option.

         (b) Payment of the exercise price per share is due in full in cash (including check) upon exercise of all or any part of each installment which has become exercisable by you; provided, however, that, if at the time of exercise, the Company's Preferred Stock is publicly traded and quoted regularly in the Wall Street Journal, payment of the exercise price, to the extent permitted by applicable statutes and regulations, may be made by delivery of already-owned shares of Preferred Stock, or a combination of cash and already-owned Preferred Stock. Such Preferred Stock (i) shall be valued at its fair market value on the date of exercise, (ii) if originally acquired from the Company, must have been owned by you for at least six (6) months and (iii) must be owned free and clear of any liens, claims, encumbrances or security interests.

         (c) Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of Preferred Stock.

    3. The minimum number of shares with respect to which this option may be exercised at any one time is five hundred (500). In no event may this option be exercised for any number of shares which would require the issuance of anything other than whole shares.



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    4.   Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

    5.   The term of this option commences on the date hereof and, unless
sooner terminated as set forth below, terminates on [           ] (which date
shall be no more than ten (10) years from the date this option is granted). In no event may this option be exercised on or after the date on which it terminates. This option shall terminate prior to the expiration of its term as follows: three (3) months after the termination of your employment with the Company or an affiliate of the Company for any reason or for no reason unless:

         (a) such termination of employment is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code), in which event the option shall terminate on the earlier of the termination date set forth above or twelve (12) months following such termination of employment;

         (b) such termination of employment is due to your death, in which event the option shall terminate on the earlier of the termination date set forth above or eighteen (18) months after your death; or

         (c) during any part of such three (3) month period the option is not exercisable solely because of the condition set forth in paragraph 4 above, in which event the option shall not terminate until the earlier of the termination date set forth above or until it shall have been exercisable for an aggregate period of three (3) months after the termination of employment; or

         (d) exercise of the option within three (3) months after termination of your employment with the Company or with an affiliate would result in liability under section 16(b) of the Securities Exchange Act of 1934, in which case the option will terminate on the earlier of (i) the termination date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your employment with the Company or an affiliate.

    6. (e) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

         (f)  By exercising this option you agree that:

              (i) the Company may require you to enter an arrangement providing for the cash payment by you to the Company of any tax withholding obligation of the Company arising by reason of: (1) the exercise of this option;
(2) the lapse of any substantial risk of



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forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise; and

              (ii) the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Act, require that you not sell or otherwise transfer or dispose of any shares of Preferred Stock or other securities of the Company during such period (not to exceed one hundred eighty (180) days) following the effective date (the "Effective Date") of the registration statement of the Company filed under the Act as may be requested by the Company or the representative of the underwriters. For purposes of this restriction you will be deemed to own securities which (i) are owned directly or indirectly by you, including securities held for your benefit by nominees, custodians, brokers or pledgees; (ii) may be acquired by you within sixty (60) days of the Effective Date; (iii) are owned directly or indirectly, by or for your brothers or sisters (whether by whole or half blood) spouse, ancestors and lineal descendants; or
(iv) are owned, directly or indirectly, by or for a corporation, partnership, estate or trust of which you are a shareholder, partner or beneficiary, but only to the extent of your proportionate interest therein as a shareholder, partner or beneficiary thereof. You further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

    7. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

    8. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In the event that this option is granted to you in connection with the performance of services as a consultant or director, references to employment, employee and similar terms shall be deemed to include the performance of services as a consultant or a director, as the case may be, provided, however, that no rights as an employee shall arise by reason of the use of such terms.

    9. Any notices provided for in this option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.


    Dated [        ]


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